JPMorgan Chase to Settle with State Securities Regulators and Offer to Purchase Certain Customers' Auction Rate Securities

New York, NY August 14, 2008 - JPMorgan Chase & Co. ("JPMorgan Chase") announced today that, as part of the Firm's ongoing commitment to the its customers and as part of an agreement in principle to settle investigations by the New York State Attorney General's Office and the Office of Financial Regulation of the State of Florida (on behalf of the North American Securities Administrators Association ("NASAA")), it will offer to purchase at par auction rate securities ("ARS") that are held by individual customers and certain charities and small-to-medium-sized businesses and that were purchased through the Firm prior to February 12, 2008. In addition to announcing its agreement with the state securities regulators, JPMorgan Chase acknowledges the important role that the Securities and Exchange Commission ("SEC") has played in helping to resolve the unprecedented liquidity issues that arose earlier this year in connection with these securities. JPMorgan Chase has informed the SEC of its agreement with the states and continues to fully cooperate with the SEC's ongoing investigation.

The offer will cover an estimated $3 billion in ARS. JPMorgan Chase will offer to purchase at par all ARS held by its individual customers (other than the Firm's financial advisors and registered representatives and current and former senior management), as well as by those charities and small-to-medium-sized businesses with account values and household values of no more than $10 million (collectively, "individual customers") that were purchased through J.P. Morgan Securities Inc., Chase Investment Services Corp. or Bear, Stearns & Co. Inc. prior to February 12, 2008, for ARS where auctions have failed to clear since February 12, 2008.  The Firm will purchase the ARS that are tendered under the program on or before November 12, 2008.

Based on current market conditions and on assumptions about the rate at which individual customers will tender securities, the Firm's preliminary estimate of the difference between the aggregate purchase price and market value of the securities it purchases under the program will be in the range of approximately $400 million on a pre-tax basis. The actual figure may vary significantly from this preliminary estimate and will depend, among other things, on market conditions and the amount of securities purchased.

Additional settlement terms include the following:

  JPMorgan Chase will compensate individual customers who purchased ARS through the Firm prior to Feb. 12, 2008, and sold such securities at a loss between that date and the date of this announcement.
  To the extent that an individual customer has incurred consequential damages beyond the loss of liquidity in the individual customer's holdings of ARS or loss based on a sale at less than par, JPMorgan Chase will participate in a special arbitration process that the individual customer may elect, and that will be overseen by FINRA, whereby JPMorgan Chase will not (solely for the purpose of the individual arbitrations) contest liability for any alleged misrepresentations and omissions concerning the ARS, but may challenge the existence or amount of any consequential damages; the arbitration claim will be heard by a single, non-industry arbitrator.
  JPMorgan Chase will continue to use its best efforts to provide liquidity solutions for its institutional investor base, including continuing to work with issuers and other interested parties on capital markets solutions, financing options and market liquidity, with the goal of resolving institutional investor customers' liquidity concerns no later than the end of 2009.  JPMorgan Chase will periodically advise the New York State Attorney General and the NASAA of its progress in identifying market solutions for institutional investors.
  JPMorgan Chase will refund refinancing fees that JPMorgan Chase has received from municipal ARS issuers that issued ARS in the primary market through JPMorgan Chase between August 1, 2007 and February 12, 2008, and refinanced those securities through JPMorgan Chase after February 12, 2008.
  JPMorgan Chase will pay a $25 million penalty.
  JPMorgan Chase neither admits nor denies allegations of wrongdoing.

About JPMorgan Chase & Co.
JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $1.8 trillion and operations in more than 60 countries. The firm is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset management, and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase serves millions of consumers in the United States and many of the world's most prominent corporate, institutional and government clients under its JPMorgan and Chase brands. Information about the firm is available at www.jpmorganchase.com.

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